Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports Second Quarter of 2014 Results

•	Net sales in the second quarter of 2014 decreased $34.6 million, or 15.2%, versus the same period of 2013.

•	Excluding the effect of unfavorable changes in foreign currency translation of $2.2 million, net sales decreased by 14.2% compared to the second quarter of 2013.

•	Net loss for the second quarter of 2014 was $8.7 million compared to a net loss of $6.3 million for the second quarter of 2013.

•
Operating loss was $6.2 million for the second quarter of 2014 compared to an operating loss of $3.9 million in the same period of 2013. Included in this operating loss is $4.4 million of additional expenses related to a warranty claim at our Indian location which originated in 2013.

•	EBITDAR from continuing operations for second quarter of 2014 was $1.0 million compared to $7.1 million in the same period of 2013 (EBITDAR is defined below).

ANN ARBOR, Mich. - August 4, 2014 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, today reported an operating loss of $6.2 million and a net loss of $8.7 million , or a net loss per share of $0.47, on net sales of $193.0 million for the quarter ended June 30, 2014. This compares with an operating loss of $3.9 million and a net loss of $6.3 million, or $0.35 per share, on net sales of $227.6 million for the second quarter of 2013.

“Reviewing our second quarter results, it is evident that Tecumseh continues to face challenges, including declining sales volumes as well as operational and quality issues," stated Harold Karp, recently appointed President and CEO. “Since assuming the role of CEO at the end of June, I have been meeting with our customers and the Tecumseh leadership teams in each region to develop a focused plan of recovery for the business. My first priority will be to quickly develop an aggressive plan to enhance customer satisfaction in the areas of value, quality, and service. By concentrating on operational performance initiatives, our goal is to swiftly achieve improved quality and service levels. Key product development initiatives will ensure we have a continuous suite of products which meet the objective of delivering enhanced customer value aligned with the global market requirements. All these projects will be focused on generating positive operating cash flows and regaining our competitive position in the marketplace.”

REVIEW OF OPERATIONS
Revenue: Net sales in the second quarter of 2014 decreased by $34.6 million, or 15.2%, compared with the same period of 2013. Excluding the decrease in sales due to the effect of changes in foreign currency translation of $2.2 million, net sales decreased by 14.2% from the second quarter of 2013, primarily due to lower net volume and unfavorable change in sales mix, partially offset by net price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 64% of our total sales and decreased by 9.3% to $123.6 million in the second quarter of 2014, when compared to the second quarter of 2013.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 18% of our total sales and decreased by 17.6% to $35.0 million in the second quarter of 2014, when compared to the second quarter of 2013.

Sales of compressors for air conditioning applications and all other applications represented 18% of our total sales and decreased by 29.7% to $34.4 million in the second quarter of 2014, when compared to the second quarter of 2013.
Gross profit: Gross profit decreased by $2.1 million from $19.2 million, or 8.4% of net sales, in the second quarter of 2013, to $17.1 million, or 8.9% of net sales, in same period in 2014. The decrease in gross profit in the second quarter of 2014 was primarily attributable to unfavorable changes in other material and manufacturing costs of $9.4 million and net increases in commodity costs of $0.4 million. These decreases were partially offset by favorable changes in currency exchange effect of $5.1 million, price increases of $2.4 million and net favorable changes in volume and sales mix of $0.2 million. The unfavorable change in other material and manufacturing costs was partly due to $4.4 million of additional expense accrued related to a warranty claim at our Indian location which originated in 2013.

Selling and administrative (“S&A”): Our S&A expenses decreased by $4.0 million from $28.3 million in the second quarter of 2013 to $24.3 million in the second quarter of 2014. The decrease was primarily due to a decline of $2.6 million related to our incentive compensation awards, a decline in depreciation expense of $1.8 million due to an information technology asset that became fully depreciated in late 2013 and a net decrease of $0.1 million in other miscellaneous expenses, partially offset by an increase of $0.5 million in payroll and other employee benefits. The increase in payroll and other employee benefits primarily related to severance of $0.9 million for our former Chief Executive Officer, partially offset by other declines in payroll and employee benefits.

Other income (expense), net: Other income (expense), net decreased $5.4 million from $7.2 million in the second quarter of 2013 to $1.8 million in the second quarter of 2014. This decrease was primarily due to recording no net amortization of gains related to our postretirement benefits due to the curtailment of these benefits that was effective after December 31, 2013, as well as lower income related to various Indian government incentives and a $1.4 million gain on sale of securities in 2013 that did not recur in 2014.

Impairments, restructuring charges, and other items: We recorded $0.8 million in impairments, restructuring charges, and other items in the second quarter of 2014 compared to $2.0 million in the same period of 2013. In the second quarter of 2014, this expense included $0.6 million related to severance and $0.2 million related to business process re-engineering. The severance expense was primarily associated with a reduction in force at our Brazilian location.

Loss from Continuing Operations: Loss from continuing operations for the quarter ended June 30, 2014 was $8.4 million, or a loss from continuing operations per share of $0.46, as compared to a loss from continuing operations of $6.0 million, or a loss from continuing operations per share of $0.33, in the same period of 2013. The change was primarily related to lower gross profit and lower other income, partially offset by lower S&A expenses for the second quarter of 2014, as compared to the same period of 2013.

Cash Flow: Cash and cash equivalents were $37.0 million at the end of the second quarter of 2014, $55.0 million at December 31, 2013, and $34.7 million at June 30, 2013. Cash used in operating activities was $16.5 million in the first six months of 2014, as compared to $7.0 million in the same period in 2013.

Cash provided by investing activities was $5.0 million in the first six months ended June 30, 2014 as compared to cash used in investing activities of $4.7 million during the same period in 2013. The cash provided by investing activities is primarily related to the release of restricted cash of $7.0 million and proceeds received from the sale of fixed assets of $4.2 million, partially offset by capital expenditures of $6.2 million.

Cash used in financing activities was $7.0 million for the first six months ended June 30, 2014 compared to $8.9 million during the same period in 2013.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA from Continuing Operations”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR from Continuing Operations”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net loss.
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET LOSS
(in millions)

	Three Months Ended June 30,
	2014	2013
Net loss	$(8.7)	$(6.3)
Loss from discontinued operations, net of tax	0.3	0.3
Tax expense	0.3	0.2
Interest expense	2.4	2.3
Interest income	(0.5)	(0.4)
Operating loss	(6.2)	(3.9)
Depreciation and amortization	6.4	9.0
EBITDA FROM CONTINUING OPERATIONS	$0.2	$5.1
Impairments, restructuring charges and other items	0.8	2.0
EBITDAR FROM CONTINUING OPERATIONS	$1.0	$7.1

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Tuesday, August 5, 2014, at 11:00 a.m. Eastern Time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; ii) our ability to develop successful new products in a timely manner; iii) the success of our ongoing effort to improve productivity and restructure our operations to reduce costs and bring them in line with projected production levels and product mix; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) loss of, or substantial decline in, sales to any of our key customers; vi) current and future global or regional political and economic conditions and the condition of credit markets, which may magnify other risk factors; vii) increased or unexpected warranty claims; viii) actions of competitors in markets with intense competition; ix) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; x) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; xi) local governmental, environmental, trade and energy regulations; xii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; xiii) significant supply interruptions or cost increases; xiv) loss of key employees; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) risks relating to our information technology systems; xvii) impact of future changes in accounting rules and requirements on our financial statements; xviii) default on covenants of financing arrangements and the availability and terms of future financing arrangements; xix) reduction or elimination of credit insurance; xx) potential political and economic adversities that could adversely affect anticipated sales and production; xxi) in India, potential military conflict with neighboring countries that could adversely affect anticipated sales and production; xxii) weather conditions affecting demand for replacement products; and xxiii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.